Exhibit 10.1

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of April 30, 2008 (this “Agreement”), by and among Green Equity Investors IV, L.P. (“GEI”), FTD Co-Investment, LLC (“LLC” and, together with GEI, the “Principal Stockholders”), and United Online, Inc., a Delaware corporation (“Purchaser”).

RECITALS

As of the date hereof, GEI owns 9,183,539 shares of the Common Stock, par value $0.01 per share (the “Company Common Stock”), of FTD Group, Inc., a Delaware corporation (the “Company”);

As of the date hereof, LLC owns 93,256 shares of Company Common Stock;

Purchaser proposes to enter into a transaction with the Company, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of the date hereof, by and among Purchaser, UNOLA Corp., a Delaware corporation and a wholly owned Subsidiary of Purchaser, and the Company (the “Merger Agreement”); and

As a condition to its willingness to enter into the Merger Agreement, Purchaser has required that the Principal Stockholders execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2. Representations of the Principal Stockholders.   Each Principal Stockholder hereby represents and warrants to Purchaser as follows:

(a) Such Principal Stockholder is the beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, but without regard to any conditions (including the passage of time) to the acquisition of such shares) of, and has good and valid and marketable title to, the number of shares of Company Common Stock described in the Recitals as owned by it.  With respect to either Principal Stockholder, all of such shares are collectively referred to herein as the “Shares.”

(b) Such Principal Stockholder is not the beneficial owner of any shares of Company Common Stock or other voting securities or instruments of the Company, other than the applicable Shares.

(c) Such Principal Stockholder is a limited partnership or limited liability company, duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Other than as required or permitted by this Agreement, such Principal Stockholder has the power and authority (corporate or other) to vote the Shares.

(d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite partnership or limited liability company action on the part of such Principal Stockholder and no other proceedings on the part of such Principal Stockholder are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Principal Stockholder and this Agreement constitutes a valid and binding agreement of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(e) Other than as required or permitted by this Agreement, the applicable Shares are now and shall at all times during the term of this Agreement be owned of record by such Principal Stockholder (or by a nominee or custodian for the account of such Principal Stockholder), free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever (other than transfer restrictions imposed by generally applicable securities Laws) with respect to the ownership, transfer or voting of such Shares, and there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of such Shares other than this Agreement.

(f) The execution and delivery of this Agreement by such Principal Stockholder, the consummation by such Principal Stockholder of the transactions contemplated hereby and the performance by such Principal Stockholder of its obligations hereunder shall not (including with notice or lapse of time or both):

(i) require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any governmental body, court, agency, official or regulatory or other authority, whether federal, state, local or foreign (each, a “Governmental Entity”) or other party and except for the filing with the Securities and Exchange Commission (the “Commission”) of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

(ii) contravene or conflict with the certificate of formation, limited partnership agreement or limited liability company agreement of such Principal Stockholder;

(iii) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which such Principal Stockholder is a party or by which such Principal Stockholder or any of its assets is bound; or

(iv) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to such Principal Stockholder in such a manner as would, individually or in the aggregate, or reasonably be expected to materially impair the ability of such Principal Stockholder to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

(g) Such Principal Stockholder acknowledges receipt and review of the Merger Agreement and understands the terms and conditions thereof.  Such Principal Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of its own choosing.  Such Principal Stockholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon such Principal Stockholder’s execution, delivery and performance of this Agreement.

(h) Such Principal Stockholder hereby waives, and agrees not to assert or perfect, any dissenters’ rights or any similar rights that it may have by virtue of ownership of the Shares.

(i) As of the date hereof, there is no action, suit, investigation or proceeding pending, or, to the knowledge of such Principal Stockholder, threatened, against or affecting, such Principal Stockholder or any of its properties or assets (including the Shares) that could reasonably be expected to impair the ability of such Principal Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

3. Agreement to Vote Shares. During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms (except as provided in the last sentence of this Section 3), each Principal Stockholder agrees to: (i) appear, or cause the record holder of any Shares on the applicable record date (each a “Record Holder”) to appear (in person or by proxy), at any annual or special meeting of the stockholders of the Company for the purpose of obtaining a quorum, or, if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company, such Principal Stockholder agrees to execute or cause all Record Holders to execute such consent, and (ii) vote (or, if requested, execute consents or proxies with respect to), or cause each Record Holder to vote (or, if requested, execute consents or proxies with respect to), the Shares and any New Shares (as defined in Section 8 hereof): (A) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (B) against any Acquisition

Proposal; (C) against any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Principal Stockholder under this Agreement; (D) against any liquidation, dissolution, recapitalization, extraordinary dividend or significant corporate reorganization of the Company or any of its subsidiaries; (E) except as otherwise agreed to in writing in advance by Purchaser, against any other action, proposal, transaction or agreement that would reasonably be expected to compete or interfere with, or would reasonably be expected to delay, discourage, adversely affect or inhibit the timely consummation of, the Merger; and (F) in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders.  Each Principal Stockholder agrees not to enter into any agreement, letter of intent, agreement in principle or understanding whatsoever with any Person that would reasonably be expected to violate, conflict or interfere with the provisions of this Agreement or that would reasonably be expected to delay, discourage, adversely affect or inhibit the timely consummation of the Merger.  Notwithstanding the foregoing, each Principal Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Shares with respect to any matter not covered by this Section 3 in any manner it deems appropriate, provided that such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to (i) violate or conflict with the provisions of this Agreement or (ii) materially impair the ability of such Principal Stockholder to perform its obligations under this Agreement.  Notwithstanding the foregoing or anything to the contrary contained herein, the obligations of the Principal Stockholders under this Section 3 shall be suspended during the pendency of an Adverse Recommendation Change due to an Intervening Event (provided that such obligations shall be reinstated at such time, if any, that the Board or a committee thereof withdraws the Adverse Recommendation Change or approves or recommends the Merger Agreement subsequent to the Adverse Recommendation Change).

4. Representations of Purchaser.  Purchaser hereby represents and warrants to the Principal Stockholders as follows:

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Purchaser and is a valid and binding agreement of Purchaser enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(c) The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both):

(i) contravene or conflict with the certificate of incorporation or the bylaws of Purchaser;

(ii) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound;

(iii) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Purchaser in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of Purchaser to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or

(iv) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party.

(d) Purchaser does not, and will not at any time during the term of this Agreement, directly or indirectly, own, beneficially or of record, any shares of Company Common Stock.

5. No Solicitations.  Subject to Section 12 hereof, each Principal Stockholder, in its capacity as a beneficial owner of Shares and New Shares, agrees that it shall not, (a) solicit or initiate or knowingly encourage or facilitate (including by way of furnishing non-public information) any proposal, inquiry, offer or request that constitutes, or that is reasonably likely to lead to, an Acquisition Proposal, (b) enter into, participate in, continue or engage in discussions or negotiations with any Person regarding an Acquisition Proposal, or any proposal, inquiry, offer or request that is reasonably likely to lead to an Acquisition Proposal, or (c) approve or recommend, or publicly propose to approve or recommend, or enter into any agreement or agreement in principle regarding an Acquisition Proposal, or any proposal, inquiry, offer or request that is reasonably likely to lead to an Acquisition Proposal.

6. Transfer and Encumbrance.

(a) Subject to the terms of this Agreement, during the term of this Agreement, each Principal Stockholder agrees not to, directly or indirectly, transfer, sell, offer, hypothecate, assign, gift, pledge or otherwise dispose of or encumber (“Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or New Shares or such Principal Stockholder’s voting or economic interest therein.  Subject to the terms of this Agreement, during the term of this Agreement, each Principal Stockholder agrees not to (i) grant any proxies, options or rights of first offer or refusal with respect to any of the Shares or New Shares, (ii) permit any such Shares or New Shares to be, or become subject to, any pledges, liens, preemptive rights, security interests, claims, charges or other encumbrances or arrangements or (iii) enter into any voting agreement, voting trust or other voting arrangement with respect to any of the Shares or New Shares.  Notwithstanding the foregoing, each Principal Stockholder may take any action described in the first sentence of this Section 6(a) or clause (ii) of the second sentence of this Section 6(a), so long as such Principal Stockholder provides Purchaser with prior written notice and the other party (a “transferee”) to such Transfer executes this Agreement (or a joinder thereto in a form reasonably satisfactory to Purchaser) and agrees to be bound by its terms; provided, however, that notwithstanding such Transfer or arrangement, such Principal Stockholder shall continue to be liable for any breach by such transferee of its agreements and covenants under this Agreement.

(b) Any attempted Transfer of the Shares or the New Shares or any interest therein, or any other attempted action or arrangement, in violation of this Section 6 shall be null and void.

7. Additional Covenant of Principal Stockholders.  The Principal Stockholders shall notify Purchaser of any development occurring after the date of this Agreement that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties set forth in Section 2 hereof.

8. Additional Purchases.  Each Principal Stockholder agrees that it will notify Purchaser in the event (a) any shares of Company Common Stock or other voting securities of the Company are issued pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares of such Principal Stockholder or otherwise; (b) such Principal Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock or other voting securities of the Company after the execution of this Agreement; or (c) such Principal Stockholder acquires the right to vote or share in the voting of any shares of Company Common Stock or other voting securities of the Company after the execution of this Agreement (such additional Company Common Stock and other voting securities of the Company, collectively, the “New Shares”).  Each Principal Stockholder agrees that any New Shares acquired or purchased by such Principal Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted Shares, and that it shall vote any such New Shares in the same manner as the Shares.

9. Irrevocable Proxies.  Each Principal Stockholder hereby irrevocably appoints Purchaser, or any nominee of Purchaser, with full power of substitution, its proxy with full power and authority, in the event that such Principal Stockholder shall at any time fail to perform its obligations under Section 3 hereof, to vote or act by consent in respect of such Principal Stockholder’s Shares exclusively as provided in Section 3 hereof.  Each proxy hereby granted shall, for the term of this Agreement, be irrevocable and shall be deemed coupled with an interest in accordance with Section 212 of the Delaware General Corporation Law.  Notwithstanding the foregoing or anything to the contrary contained herein, each proxy granted to Purchaser under this Section 9 shall be suspended during the pendency of an Adverse Recommendation Change due to an Intervening Event (provided that such proxy shall be reinstated at such time, if any, that the Board or a committee thereof withdraws the Adverse Recommendation Change or approves or recommends the Merger Agreement subsequent to the Adverse Recommendation Change).

10. Covenants of the Principal Stockholders.

(a) Each Principal Stockholder agrees that it shall not seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by such Principal Stockholder.

(b) Each Principal Stockholder will, in its capacity as a beneficial owner of Shares and New Shares, (1) use reasonable best efforts to cooperate with the Company and Purchaser in connection with the Merger, (2) provide any information reasonably requested by the Company or Purchaser for any regulatory application or filing made, or approval sought, for the Merger (including, without limitation, the Proxy/Prospectus and any Other Filings), and (3) to the extent required by law, consent to and authorize the publication and disclosure by Purchaser of such Principal Stockholder’s identity and the holding of Shares and New Shares, and the nature of its commitments, arrangements and understandings under this Agreement.

11. Fees and Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of their own financial consultants, investment bankers, accountants and counsel.

12. Fiduciary Duties.  Nothing contained herein shall limit or affect any actions taken by a Principal Stockholder or any person or entity controlling or under the control of a Principal Stockholder of the types described in the first proviso of the first sentence of Section 7.10(b) of the Merger Agreement in response to an Acquisition Proposal, to the extent that the Company is permitted to take such actions under the aforementioned proviso, nor shall anything contained herein limit or affect any actions taken by any person in his or her capacity as a director of the Company, and none of such actions taken in accordance with the provisions of this Section 12 or in accordance with the provisions of the Merger Agreement shall constitute or be deemed to constitute a breach of this Agreement.

13. Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damages to the other parties if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other parties will not have an adequate remedy at law or in damages.  Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages.  Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

14. Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable; and, other than in respect of Section 6, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  This Agreement shall not be assignable without the written consent of the other parties hereto, except that Purchaser may assign all or any of its respective rights hereunder to any affiliate, provided that no such assignment shall relieve Purchaser of its obligations hereunder.

15. Termination.  This Agreement will terminate on the earlier of (a) the mutual agreement of Purchaser and GEI, (b) the Effective Time, (c) the termination of the Merger Agreement pursuant to its terms, and (d) the execution by the Company of any amendment, supplement, waiver or modification to the Merger Agreement that has not previously been approved in writing by GEI.

16. Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

17. Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws.  Each of the Principal Stockholders and the Purchaser hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle and of the United States of America located in the District of Delaware (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and shall be deemed given and received when sent by facsimile transmission (with a confirmatory copy sent by overnight courier), one business day after being delivered to an overnight courier service (with proof of service), hand delivery, or three business days after being mailed by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Purchaser: United Online, Inc. 21301 Burbank Boulevard Woodland Hills, CA 91367 Facsimile: (818) 287-3110 Attention: General Counsel	If to GEI or LLC, to: Green Equity Investors IV, L.P. 11111 Santa Monica Blvd. Suite 2000 Los Angeles, CA 90025 Attention: Timothy Flynn Facsimile: 310-954-0404

With a copy to:		With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP		Latham & Watkins LLP
300 South Grand Avenue, Suite 3400		885 Third Avenue
Los Angeles, CA 90071		New York, NY 10022
Facsimile:	(213) 687-5600	Facsimile: (212) 751-4864
Attention:	Brian J. McCarthy	Attention: Howard A. Sobel
David C. Eisman

or to such other address or facsimile number as any party shall specify by written notice so given.

19. Severability.  This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect.  If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

20. Waiver.  The parties hereto may, to the extent permitted by applicable Law, subject to Section 21 hereof, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

21. Modification.  No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

22. Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

23. Headings.  All Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24. No Agency.  Nothing herein shall be deemed to create any agency or partnership relationship between the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

GREEN EQUITY INVESTORS IV, L.P.

By:	GEI Capital IV, LLC, its General Partner

	By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

FTD CO-INVESTMENT, LLC

By:	Leonard Green & Partners, L.P., its Manager
By:	LGP Management, Inc., its General Partner

	By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Name: Mark R. Goldston
Title: Chairman, President and Chief
Executive Officer

[Signature Page to Voting and Support Agreement]